AMENDMENT NO. 1	Execution Copy
TO
EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) to Executive Employment Agreement dated November 27, 2007 (the “Agreement”)  is made effective as of the 27th day of November, 2010, by and between STAAR Surgical Company, a Delaware corporation (collectively with its subsidiaries, “STAAR”), and David Bailey (“Executive”), in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged.

1. The parties agree and acknowledge that STAAR has duly delivered a Non-Renewal Notice pursuant to Section 5.11 of the Agreement, and that the terms and conditions of any further employment of Executive by STAAR after November 27, 2010, and the rights and obligations of the parties under the Agreement, shall be exclusively as expressly set forth in this Amendment.

2. The following shall be conditions precedent to the effectiveness of this Amendment:   (a) STAAR shall have paid (subject to any applicable withholding)  all wages due and owing as of November 27, 2010 and  payment for 46.5 days of accrued vacation in the amount of CHF 80,172.40, (b) STAAR shall have reimbursed all business expenses incurred through November 27, 2010 that are reimbursable pursuant to the Agreement, including car allowance, and (c) Executive shall have signed and delivered a General Release in the form attached as Exhibit A on November 27, 2010.  It is also a condition for the effectiveness of this Amendment that Executive not revoke that General Release during any period in which Executive has a right of revocation.

3. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.  In the event of any conflict between the Agreement and this Amendment, the terms, conditions and definitions of this Amendment shall control.

4. Employment.  Sections 1.2, 1.3, 8.1 and 8.2 of the Agreement, and Articles 2, 3, 4 and 5 of the Agreement are of no further force or effect and are superseded and replaced in their entirety by this Section 4.

4.1 Term. Executive shall be employed for the period that commences on November 28, 2010 at 12:00 a.m. Pacific Standard Time and ends at 11:59 p.m. Pacific Daylight Time on May 27, 2011, or on any earlier Date of Termination as defined below in this Amendment (the “New Term”). Executive’s service as employee under this Amendment shall be deemed continued service without any break from previous service under the Agreement for all purposes under Executive’s existing equity award agreements.

4.2 Position.  Executive shall be employed in an advisory capacity and shall report to STAAR’s Vice President and General Counsel.  Although he is referred to herein as “Executive” for purposes of consistency with the Agreement, Executive’s employment during the New Term will not involve the duties of an executive or be subject to the obligations of an executive.

4.3 Duties and Conditions.  During the New Term, Executive’s duties will principally be as set forth on Schedule I hereto, and his conditions of work will include those set forth on Schedule II hereto.

4.4 Compensation.  During each month of the New Term STAAR shall pay Executive a monthly salary of CHF 40,425 (the “Monthly Compensation Amount”), which consists of (A) Monthly Base Salary of CHF 37,500, plus (B) CHF 2,925, representing Monthly Base Salary times 7.8% (the “Average Bonus Rate”).  STAAR shall deduct or withhold from the compensation and benefits payable to Executive hereunder any and all sums required for any national, provincial, state or local income and employment taxes that may, based on Executive’s residency and tax status, be currently applicable, or that may be enacted and become applicable during the term of Executive’s employment, and that are due as Executive’s contributions or payments from the Executive, but not such amounts as are due as employer contributions or payments. Executive shall not receive, nor be eligible to earn, any other salary or bonus during the New Term and, after the completion of the New Term, shall only be entitled to remuneration and benefits provided under Sections 4.11 and 4.12.

4.5 Business Expenses.  If expressly authorized by STAAR in advance and in writing, business-related travel and other expenses will be reimbursed in accordance with STAAR’s policies. As a condition to reimbursement under this Section 4.5, Executive shall furnish to STAAR on a timely basis adequate records and other documentary evidence required by applicable laws and regulations for the substantiation of each expenditure.  Executive acknowledges and agrees that failure to furnish the required documentation may result in STAAR denying all or part of the expense for which reimbursement is sought.

4.6 Vacation.  During the New Term, Executive shall take up to 12.5 days of vacation with no reduction in pay.  Executive agrees to take all vacation days prior to the expiration of the New Term and failure to do so shall be a breach of the Agreement as modified by this Amendment; provided that STAAR shall make no Discharge for Cause for failure to take vacation except pursuant to Section 4.8(c)(i) and a notice of breach allowing sufficient opportunity to take all accrued vacation.

4.7 Benefits.  During the New Term, STAAR will provide Executive with the insurance and pension benefits specified on Schedule III.  To the extent Executive is excluded from any such policy or plan by the rules of the provider, STAAR may instead provide Executive with a cash payment in the amount of STAAR’s current cost for such item shown on Schedule III.  Any such payments will be prorated, if necessary, to correspond to the New Term.  For avoidance of doubt, except as provided on Schedule III, Executive will not be eligible for any other benefits that may be provided under the Agreement or any other policy or plan of STAAR, or its employee handbook, or otherwise.  The vesting and exercisability of equity awards, including restricted stock awards and stock options plans are not addressed by this provision, but are addressed in Section 4.13 below.  After the New Term, STAAR’s obligations to provide Executive with insurance and pension benefits shall be governed exclusively by Section 4.12 below.

4.8 Termination of Employment. Executive’s employment by STAAR shall terminate automatically at 11:59 p.m., Pacific Daylight Time, on May 27, 2011.  Executive’s employment may be terminated earlier under the following circumstances (each an “Early Termination”):

(a) Termination upon Death.  Executive’s employment shall terminate immediately upon Executive’s death.

(b) Termination for Disability. Subject to and in compliance with all state and federal workers’ compensation, disability, family and medical leave, and any other potentially applicable laws, STAAR may immediately terminate Executive’s employment by delivery of a Notice of Termination if Executive is absent from work or, in the opinion of a competent physician selected by the Board, is unable to discharge the essential functions of Executive’s position, with or without reasonable accommodation, due to legal, physical or mental incapacity for a period of more than 120 days in any 180-day period.

(c) Discharge for Cause.  STAAR may terminate Executive’s employment hereunder for Cause (a “Discharge for Cause”).  For purposes of the Agreement as modified by this Amendment, “Cause” shall be limited to only six types of events:

(i)
failure to perform reasonably requested duties within a reasonable period of time, and failure to cure such nonperformance within a reasonable period (no less than two weeks) after delivery of notice of nonperformance by STAAR’s Vice President and General Counsel;

(ii)	any breach of the restrictions applicable to Executive in connection with his employment by STAAR during the New Term and pursuant to the last bullet point of Schedule II;

(iii)	any act of dishonesty, fraud, insubordination, misrepresentation, gross negligence or willful misconduct;

(iv)	intentional violation of any STAAR policy;

(v)	any material breach of the general release described in Section 2 of this Amendment;

(vi)	any material breach of any provision of Articles 6 or 7 of the Agreement.

Notwithstanding the foregoing, no act or failure to act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of STAAR.

(d) Procedure for Discharge for Cause.  A Discharge for Cause may be made only subject to (A) a request by STAAR’s Vice President and General Counsel delivered to the independent members of STAAR’s Board of Directors, with a copy delivered to Executive, setting forth with specificity the basis of the action, and (B) delivery of a Notice of Termination confirming that the independent members of the Board of Directors have unanimously voted to take such action. Such termination will be without prejudice to any other remedy to which STAAR may be entitled either at law, in equity, or under the Agreement as amended hereby or hereafter, or under the terms of the Release attached hereto as Exhibit A.

(e) Voluntary Resignation.  Executive may terminate Executive’s employment hereunder by a written Notice of Resignation, which will be effective upon delivery to STAAR.

(f) No Other Termination.  The above list of bases for termination is exhaustive.  For avoidance of doubt, Sections 5.4, 5.5 and 5.10 of the Agreement  (“Discharge Without Cause,” “Voluntary Resignation for Good Reason,” and “Severance Payments and Benefits following a Change in Control”) shall be void and of no further force or effect.

4.9 Effect of Termination.  Upon any termination described in Section 4.8, this Section 4.9 will apply.  On the Date of Termination, the employment relationship between STAAR and Executive shall cease, and, with the exception of Articles 6 and 7 and Sections 8.3 to 8.14 of the Agreement, all duties of Executive shall cease.  If there has been an Early Termination, STAAR shall promptly pay to Executive (or Executive’s heirs in the event of Executive’s death), as salary, the prorated amount of the Monthly Compensation Amount from the beginning of the month through the Date of Termination.  STAAR will reimburse any expenses incurred by Executive prior to the Date of Termination if they are reimbursable under Section 4.5.  Remuneration and benefits following the Date of Termination shall be provided under, and governed exclusively by, Sections 4.11 and 4.12.  The occurrence of an Early Termination shall have no impact on Executive’s or Executive’s heirs’ entitlement to payments and benefits under Sections 4.11 and 4.12.

4.10 Date of Termination.  The “Date of Termination” means May 27, 2011 or, in the event of an Early Termination means the date of death, or the date on which a Notice of Termination or Notice of Resignation is deemed given pursuant to Section 8.6 of the Agreement.

4.11 Severance Payments. Subject to and in consideration of Section 5 of this Amendment, following any termination STAAR will pay the following as severance:  (a) a single non-recurring payment of the prorated amount of the Monthly Compensation Amount for the remainder of any partial month following any Early Termination, and (b) at regular payroll intervals, the Monthly Compensation Amount for each month from the Date of Termination through November 27, 2011.  Except as otherwise expressly provided in this Amendment (including, but not limited to, potential payments related to Continued Benefits pursuant to Section 4.12 below), Executive will not be entitled to any other compensation or benefits of any kind beyond the Date of Termination, except as otherwise required by law or by the express terms of any outstanding equity award agreements and the related equity plans.

4.12 Continued Benefits. Subject to and in consideration of Section 5 of this Amendment, following any Date of Termination STAAR will through November 27, 2011 provide Executive with the insurance and pension benefits specified on Schedule III, provided that, at its discretion, STAAR may instead provide Executive with a cash payment on a monthly basis in the amount of STAAR’s current cost for such item shown on Schedule III.  If this Agreement is terminated for death or disability, and the right to payment under death or disability insurance does not require further premium payments, STAAR will have no obligation to continue to pay such premiums or the cash equivalent, provided that such action does not reduce or otherwise adversely impact any benefits entitlement.

4.13 Equity Awards.  All rights under outstanding equity awards shall be governed exclusively by the terms and conditions of the relevant award agreements and related plans.  If the restricted stock granted to Executive on March 5, 2010 vests in accordance with its terms on March 5, 2011, the parties will cooperate to arrange for related tax withholding, if any, and for prompt delivery of the shares in salable form to the broker designated by Executive on March 6, 2011 or as soon as practicable thereafter.

4.14 Code Section 409A. This Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A and this Agreement shall be interpreted in accordance with such intention.  Each payment made pursuant to any provision of this Agreement (as amended) shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.  Notwithstanding any provision in this Agreement to the contrary, if upon Executive’s “separation from service” within the meaning of Code Section 409A, Executive is then a “specified employee” (as defined in Code Section 409A), then to the extent necessary to comply with, and avoid the imposition of taxes under, Code Section 409A, STAAR shall defer payment of nonqualified deferred compensation subject to Code Section 409A payable as a result of and within six (6) months following such separation from service until the earlier of: (i) the first business day of the seventh month following Executive’s separation from service; or (ii) ten (10) days after STAAR receives notification of Executive’s death.  Any such delayed payments shall not accrue interest. Employee's obligation (if any) to pay U.S. federal or applicable state income tax on amounts payable under the Agreement shall be determined under applicable law, and nothing in this Amendment shall be interpreted as an explicit or implicit acknowledgement by either STAAR or the Employee that any such tax liability exists

5. Additional Release of Claims. Notwithstanding anything else in the Agreement or this Amendment,  it shall be a condition precedent to any obligation of STAAR to provide severance pursuant to Section 4.11 or continued benefits pursuant to Section 4.12 that Executive (a) within seven days after the Date of Termination, but not before such date, executes and delivers to STAAR a general release substantially in the form attached to this Agreement as Exhibit B, and (b) does not revoke such release during any period in which Executive has a right of revocation.  Executive agrees that if he does not so execute and deliver the additional release, or if he revokes it, he will permanently waive any right to such severance payments or such continued benefits.  STAAR will provide the general release agreement for Executive’s execution, which shall be substantially in the form attached to this Agreement as Exhibit B, by May 13, 2011.

6. Entire Agreement and Modification.  The Agreement, as modified by this Amendment (the “Amended Agreement”), together with any indemnification agreements or equity award agreements entered into prior to or contemporaneously with this Amendment, constitutes the entire agreement between the parties relating to the employment of Executive by STAAR and post-employment rights and duties of the parties, and there are no representations, warranties or commitments, other than those set forth herein which relate to such subject matter.  The Amended Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto, and shall not be affected by any description or disclosure of the Agreement or the Amended Agreement in any securities filing. The Amended Agreement supersedes any term sheet of the parties, and any discrepancy between the terms of the Amended Agreement and any other communication of the parties, whether written or oral, is entirely intentional.

The next page is the signature page.

IN WITNESS WHEREOF, the parties have each executed this Amendment No. 1 to the Executive Employment Agreement on the date set forth below.

EXECUTIVE EMPLOYEE

/s/ David Bailey                                                                  Date: November 10, 2010
David Bailey

Address for Notices under Section 8.6 of the Agreement:

_____________________________________

_____________________________________

_____________________________________

STAAR SURGICAL COMPANY

/s/ Barry G. Caldwell                                                          Date: November 10, 2010
Barry G. Caldwell
President and Chief Executive Officer

AMENDMENT NO. 1	Execution Copy
TO
EXECUTIVE EMPLOYMENT AGREEMENT

Schedule I

Duties

Executive shall loyally, conscientiously, and professionally perform all duties and responsibilities reasonably assigned by STAAR and the Executive’s superiors, and shall comply with all of STAAR’s personnel policies and procedures, including without limitation those contained in STAAR’s Employee Handbook.

Services to be performed will include services commensurate with Executive’s level of experience and prior roles with the Company, including participating in developing the Company’s recent Strategic Plan. Services may be provided either in oral or written form as requested by the Company under the supervision of General Counsel.  The services which may be requested by the Company include:

•	Review and comment on potential companies with whom the Company may partner through an alliance or acquisition to fill current gaps in the Strategic Plan.

•	Review and comment on new technologies that may assist the Company’s ability to fulfill the Strategic Plan.

•	Review and comment on new technologies that may create obstacles for the Company to fulfill the Strategic Plan.

•	Review and comment on the Company’s decisions on whether to continue business in certain regions in a direct distribution model or consider distribution alternatives.

•	Review and comment on the Company’s organizational efforts to transition the Japanese business model to a very focused sales, marketing and research and development organization.

•	Review and comment on issues related to the Company’s existing alliance with Nidek.

•	Provide input to the new President of Asia Pacific on past practices and transactions of the region as requested.

•	Provide guidance on other transition matters as they may arise concerning the international business of the Company.

Schedule II

Conditions

•	The intended work location of Executive is STAAR’s facility in Nidau, Switzerland.

•	The Company will maintain an office in Nidau for Executive and provide phone and computer services at the expense of Company.

•
STAAR will supply Executive with a portable personal computer and such other equipment and supplies deemed necessary by STAAR for Executive to perform his duties hereunder during the New Term, subject to an obligation to return all property of STAAR promptly after the Termination Date.  STAAR will not provide Executive with an automobile or automobile allowance during the New Term.

•
Executive’s duties will not require access to confidential financial information of STAAR and, to the extent practicable, STAAR will avoid exposing Executive to the type of information that would subject him to STAAR’s quarterly trading blackouts.

•	The Company has the right to require travel to perform requested services. Travel must be first approved by the Company and the Company will reimburse expenses per agreement.

•	The Company has the right to require the sequence in which requested services are provided in the event that more than one requested service is being requested at the same time.

•
Executive cannot perform similar services related to the ophthalmic industry for other companies during the term of employment on a full time basis.  Part-time work that does not interfere with or conflict with Executive’s duties, and that is performed for a company that does not compete with STAAR, may be accepted with STAAR’s prior written consent.

Schedule III

Benefits

	Item	Provider	Description	Monthly Cost (CHF)
1	Medical Health Insurance	CSS Versicherungen	Covers medical, dental and vision costs.	1,241.70

2	Pension and Life Insurance - Mandatory pension contribution to the STAAR Surgical AG plan	Allianz Suisse	Provides benefits after retirement and in case of disability or death (benefits for widow and orphan).	3,655.55

3	Pension and Life Insurance - Additional voluntary contribution to the STAAR Surgical AG plan	Allianz Suisse	Provides enhanced, executive-level benefits after retirement and in case of disability or death (benefits for widow and orphan)	3,212.10

4	Accident insurance	SUVA	Covers costs in case of accidents.	145.70

5	Daily allowance insurance	SWICA Healthcare Organization	Provides percentage of salary in case of long-term sickness (over two months).	348.20

6	AHV/IV/EO/ALV*	State of Switzerland	Provides minimum benefits in case of retirement, disability, military service and unemployment.	3,008.70

*	Invalidenversicherung ,Erwerbsersatzordung ,Arbeitslosenversicherung (old age and surviving dependents’ insurance, disability insurance, military income loss insurance, unemployment insurance).